Arcutis Biotherapeutics, Inc.
Severance & Change in Control Agreement
This Severance & Change in Control Agreement (the “Agreement”), is entered into by and between Masaru Matsuda (the “Executive”) and Arcutis Biotherapeutics, Inc., a Delaware company (the “Company”), and is effective as of the date that this Agreement is signed (the “Effective Date”).
1.Term of Agreement.
This Agreement shall terminate on the earlier of (i) the date Executive’s employment with the Company terminates for a reason other than a Qualifying Termination, or (ii) the date the Company has met all of its obligations under this Agreement following a Qualifying Termination (the “Expiration Date”).
2.Severance Benefit.
Executive’s receipt of any payments or benefits under Section 2 is subject to (I) Executive’s continued compliance with any confidential information agreement or restrictive covenant agreement by and between Executive and the Company, including, without limitation that certain Employee Invention Assignment and Confidentiality Agreement by and between Executive and the Company and any restrictive covenants contained in any employment agreement or offer letter agreement by and between Executive and the Company, and (II) Executive’s delivery to the Company of a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days (or such shorter period required by the Company) (the “Release Period”) following Executive’s Qualifying Termination, notwithstanding any other provision of this Agreement. In no event will any payment or benefits under Section 2 be paid or provided until the Release becomes effective and irrevocable or in the event Executive violates any agreement set forth in subsection (I) in the foregoing sentence.
(a)Qualifying Termination Outside of a Change in Control Period. If the Executive is subject to a Qualifying Termination outside of a Change in Control Period, the Executive shall be entitled to the following:
(i)Severance Payments.     The Company shall pay Executive nine (9) months of Executive’s base salary at the rate in effect immediately prior to the Qualifying Termination (the “Severance”). The Severance shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the total number of months of Severance commencing the first payroll period more than 60 days after the Qualifying Termination, subject to the Release becoming effective prior to such time (with the first payment to include all amounts that otherwise would have been paid through such date). Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.
(ii)Health Care Benefit.     If the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Executive’s employment, then the Company shall pay, or reimburse, the Executive’s monthly premium for Executive and his or her covered dependents under COBRA until the earliest of (A) nine (9) months, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA; provided that on the first date such amounts become payable as described above, the Company shall pay to Executive a lump sum cash payment equal to the monthly premiums that would have been paid on behalf of Executive had such payments commenced on the date of the Qualifying Termination. Notwithstanding the foregoing, the Company may elect that, in lieu of paying or reimbursing the premiums, the Company shall instead provide Executive with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 2(a)(ii), less applicable tax withholdings.

(b)Qualifying Termination During a Change in Control Period. If Executive is subject to a Qualifying Termination during a Change in Control Period, Executive shall be entitled to the following:
(i)Severance Payments.     The Company shall pay Executive twelve (12) months of Executive’s base salary at the rate in effect immediately prior to the Qualifying Termination or the Change in Control, whichever is greater, and 1.0 times Executive’s annual bonus for the then-current fiscal year based on 100% of target performance of any applicable performance objectives (together, the “CIC Severance”). The CIC Severance shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the total number of months of CIC Severance commencing the first payroll period more than 60 days after the Qualifying Termination, subject to the Release becoming effective prior to such time (with the first payment to include all amounts that otherwise would have been paid through such date). Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.
(ii)Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under COBRA following the termination of Executive’s employment, then the Company shall pay, or reimburse, the Executive’s monthly premium for Executive and his or her covered dependents under COBRA until the earliest of (A) twelve (12) months, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA; provided that on the first date such amounts become payable as described above, the Company shall pay to Executive a lump sum cash payment equal to the monthly premiums that would have been paid on behalf of Executive had such payments commenced on the date of the Qualifying Termination. Notwithstanding the foregoing, the Company may elect that, in lieu of paying or reimbursing the premiums, the Company shall instead provide Executive with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 2(b)(ii), less applicable tax withholdings.
(iii)Equity. Each of Executive’s then-outstanding unvested Equity Awards, other than Performance Awards (defined below), shall accelerate and become vested and exercisable or settleable with respect to 100% of the then-unvested shares subject to the Equity Awards. With respect to awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), the grant agreement for the Performance Award may provide for alternative treatment upon a Qualifying Termination and, absent any such treatment in such grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance Award at the greater of “at target” or, if determinable, actual performance. The accelerated vesting described above shall be effective as of the later of (x) the fifth (5th) business day following expiration of the Release Period, and (y) the closing of the Change in Control; provided, that if (1) the Company terminates Executive’s employment for any reason other than Cause before a Change in Control, or (2) Executive voluntarily resigns his or her employment for Good Reason before a Change in Control, then any unvested Equity Awards that would otherwise forfeit upon such termination shall remain outstanding and eligible to vest for three (3) months following such termination (provided that in no event will the Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term) to permit the acceleration described above. For the avoidance of doubt, upon such termination before a Change in Control, any unvested Equity Awards will not vest in the ordinary course and will only be eligible to vest in the event that a Change in Control is completed within such three (3) month period. In the event that a Change in Control is not completed during such three (3) month period, any unvested portion of the Equity Awards will be automatically and permanently forfeited without having vested effective three (3) months following such termination.
(iv)Non-Assumption of Equity Awards. Notwithstanding anything to the contrary, if, in connection with a Change in Control, the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace, or substitute Executive’s unvested Equity Awards, then notwithstanding any other provision in this Agreement, or any Equity Award Agreement to the contrary, each of Executive’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced, or substituted in such Change in Control shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Change in Control and terminate to the extent not exercised (as applicable) upon the Change in Control. With respect to Performance Awards, the vesting for such Performance Awards will accelerate as set forth in the terms of the applicable performance-based Equity Award agreement; and, absent any such treatment in such grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance Award at the greater of “at target” or, if determinable, actual performance.
(c)Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 above, in connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements, including the amount of any bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of employment determined in accordance with customary practice or as required by applicable law and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable, in accordance with the Company’s standard payroll schedule and procedures, after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of Executive in which the termination occurs or at such earlier time as may be required by applicable law.
3.Company Policies. Executive will be bound by and comply fully with that certain Employee Invention Assignment and Confidentiality Agreement by and between the Company and Executive and the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.
4.Definitions.
(a)“Board” means the Company’s Board of Directors.
(b)“Cause” means the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion: (i) Executive engaging in any act of fraud, embezzlement or material act of dishonesty or misrepresentation with respect to the Company; (ii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iii) Executive’s material breach of any confidentiality agreement or assignment agreement between Executive and the Company (or any affiliate of the Company); (iv) Executive’s conviction of or plea of nolo contendere to a felony involving moral turpitude; (v) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent, subsidiary or affiliate); (vi) any intentional misconduct by Executive adversely affecting the business or affairs of the Company (or any parent, subsidiary or affiliate) in any material manner; (vii) Executive has committed any breach of fiduciary or statutory duty that results in (or would reasonably be expected to result in) material harm to the Company; (viii) Executive has breached any material term or condition of this Agreement or any other material agreement with or material policy of the Company; (ix) Executive’s willful and repeated failure to perform in any material respect Executive’s duties hereunder after fifteen (15) days’ notice and an opportunity to cure such failure and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of such failure (other than on account of disability); or (x) Executive’s failure to attempt in good faith to implement a clear and reasonable directive from the CEO or CFO (or the Board).
provided; however that the action or conduct described in clause (viii) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and ten (10) business days to cure the same if such action or conduct is curable. The determination as to the existence of grounds for Executive’s termination for Cause shall be made in good faith by the Company or the Board and shall be final and binding on Executive.

(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%)  of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(e)“Change in Control Period” means the period (i) within eighteen (18) months following the closing of a Change in Control, or (ii) within three (3) months preceding the closing of a Change in Control.
(f)“Equity Awards” means all awards for the Company common stock granted to Executive, including but not limited to options, stock bonus awards, restricted stock, restricted stock units, and stock appreciation rights.
(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)“Good Reason” means the occurrence of any of the following events or conditions, without Executive’s express written consent: (i) a material diminution of Executive’s base salary or target annual performance bonus; (ii) a material diminution in Executive’s authority, duties or responsibilities; or (iii) any requirement by the Company that Executive’s principal place of employment be relocated to a location more than fifty (50) miles from Executive’s principal place of employment prior to such change, which relocation materially increases Executive’s commuting distance.
A termination of employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), setting forth in reasonable detail, the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Notice on which Executive is relying. Notice of Termination for Good Reason must be provided within ninety (90) days of the condition first arising. The Company will have an opportunity to cure such conduct constituting Good Reason within thirty (30) days of receiving such Notice of Termination for Good Reason. If the Company does not cure such conduct within such thirty (30) day period, a termination of employment for Good Reason shall be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is received by the Company.
(i)“Qualifying Termination” means a Separation resulting from (x) the Company terminating Executive’s employment for any reason other than Cause or (y) Executive voluntarily resigning his or her employment for Good Reason.
(j) “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code, if required by Section 409A of the Code.
5.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
6.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (x) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local, and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section 6(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.

7.Miscellaneous Provisions.
(a)Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (y) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A 2(b)(2) of the regulations under Section 409A.
(b)Other Severance and Acceleration Arrangements. Except as otherwise specified herein, this Agreement represents the entire agreement between Executive and the Company with respect to any and all severance arrangements, vesting acceleration arrangements, and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations, and/or agreements between Executive and the Company relating to the subject matter hereof as may be set forth under, but not limited to, any and all prior agreements governing any Equity Award, any change in control and severance agreements, employment agreement, offer letter, or programs and plans which were previously offered by the Company to Executive, and Executive hereby waives Executive’s rights to any and all such other severance arrangements, vesting acceleration arrangements, and post-termination stock option exercise period arrangements, as applicable.
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Los Angeles County, CA, and conducted by JAMs under its then-existing employment rules and procedures. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with an overnight courier, with shipping charges prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Amendment; Waiver. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. No provision of this Agreement shall be modified, waived, superseded or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) and, to the extent it supersedes this Agreement, that this Agreement is referred to by date. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)No Retention Rights. Nothing in this Agreement shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Severance & Change in Control Agreement, as of the day and year this Agreement has been signed by both parties.

EXECUTIVE	ARCUTIS BIOTHERAPEUTICS, INC.

/s/ Masaru Matsuda	By: /s/ Frank Watanabe
Date: January 3, 2022	Title: President and Chief Executive Officer Date: January 2, 2022

[Signature Page to the Severance & Change in Control Agreement]